                                                                     EXHIBIT 5.1

                                February 13, 2001

HA-LO Industries, Inc.
5980 West Touhy Avenue
Niles, Illinois 60714

         Re: Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to HA-LO Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to the proposed offering by a certain selling stockholder of 3,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), of the Company.

         As such counsel, we have examined such documents and certificates of officers of the Company as we deemed relevant and necessary as the basis for the opinion hereafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock which are the subject of the Registration Statement, when issued on February 28, 2001, will be duly and validly issued and will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

         Please be advised that certain partners of, attorneys with and/or of counsel to our firm beneficially own shares of Common Stock and/or serve as Assistant Secretary of the Company.

                                              Very truly yours,

                                              /s/ NEAL, GERBER & EISENBERG